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                                                                      EXHIBIT 11

                           CONSULIER ENGINEERING, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                            PRIMARY AND FULLY DILUTED

                            Three Months Ended             Nine Months Ended
                               September 30,                 September 30,
                            1997           1996           1997           1996
                         -------------------------     -------------------------
Net income               $   92,209     $  435,313     $  457,835     $  967,237
                         ==========     ==========     ==========     ==========

Shares used in
    computation:

Weighted average
    number of
    common shares
    outstanding           2,478,243      2,499,495      2,490,949      2,501,190

Common stock
   equivalents
   from assumed
   issuances using
   the treasury
   stock method -

Stock options and
   warrants                  31,257         13,191         33,841         13,191
                         ----------     ----------     ----------     ----------

Primary and fully
   diluted earnings
   per share              2,509,500      2,512,686      2,524,790      2,514,381
                         ==========     ==========     ==========     ==========

Primary and fully
   diluted earnings
   per share             $      .04     $      .17     $      .18     $      .38
                         ==========     ==========     ==========     ==========
